EXHIBIT 4.14

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2015, by and between Prelude Corporation, a Delaware corporation (“Seller”), and Rosetta Genomics Inc., a Delaware corporation (“Buyer,”) and Rosetta Genomics Ltd., an Israeli corporation ("Buyer Parent")(together with Buyer and Seller, the “Parties”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock, consisting of 1,000 shares of common stock with a par value of $0.001 of Minuet Diagnostics, Inc., a Delaware corporation (“MDI,” and such shares of MDI’s capital stock, the “Shares”);

WHEREAS, MDI and Abbott Molecular, Inc., a Delaware corporation (“Abbott”), are parties to that certain Stock Purchase Agreement dated April 2, 2015 (the “Abbott Agreement”) pursuant to which MDI will acquire all of the issued and outstanding shares of capital stock, consisting of 1,000 shares of common stock without par value, of CynoGen, Inc., a Delaware corporation (the “Company,” and such shares of the Company’s capital stock, the “CynoGen Shares”) (the “Abbott Transaction”); and

WHEREAS, immediately following, and contingent upon, the closing of the Abbott Transaction, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, as more fully described and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1              Definitions. As used in this Agreement, capitalized terms not otherwise defined herein shall have the respective meanings given to them in Exhibit A.

1.2              Other Definitional and Interpretive Matters.

(a)                As used in this Agreement, except to the extent that the context otherwise requires, references:

(i)                 to the Recitals, Articles, Sections, Exhibits or Schedules, are references to the Recital, Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii)               to any agreement (including this Agreement), Contract, statute or regulation are, unless specified otherwise, to the agreement, Contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section and all rules and regulations promulgated under the statute;

(iii)             to this Agreement are to this Agreement and the Exhibits and Schedules to it, taken as a whole;

(iv)             to a Person, include that Person and the permitted successors and assigns of that Person; and

(v)               to gender, shall include all genders, and the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(b)               The headings for this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)                Whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(d)               Whenever the words “hereof,” “herein” or “hereunder” (or similar terms) are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific provision of this Agreement.

(e)                The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(f)                If any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.

(g)               It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party will use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

(h)               No prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof. No parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence.

(i)                 The Parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof.

(j)                 All references to “$” or “dollars” herein will be deemed to be references to lawful currency of the United States of America.

(k)               Unless otherwise defined in this Agreement, accounting terms will have the respective meanings assigned to them in accordance with GAAP consistently applied with the financial statements of the Company.

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1              Purchase and Sale.

(a)                At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the Shares, free and clear of all Encumbrances.

(b)               Notwithstanding anything to the contrary in this Agreement, Buyer shall not purchase or otherwise acquire pursuant to this Agreement, any of the following:

(i)                 cash and cash equivalents, securities and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(ii)               Indebtedness of MDI, the Company or any of their Affiliates;

(iii)             intercompany payables or receivables as between MDI and/or the Company, on the one hand, and Seller, MDI or any other Affiliate of Seller on the other hand;

(iv)             the assets of the Company identified on Exhibit B hereto (the “Retained Assets”); or

(v)               all rights or obligations under Section 2.3 (Working Capital Adjustment) of the Abbott Agreement, which rights and obligations shall be rights and obligations of Seller.

2.2              Consideration. Subject to the terms and conditions of this Agreement, in consideration of the sale of the Shares under Section 2.1, Buyer shall:

(a)                pay to Seller, at the Closing, $2,000,000, without deduction or withholding for or on account of any Taxes.

(b)               Buyer Parent will issue to Seller 500,000 ordinary shares of Buyer Parent at closing (the “Buyer Parent Shares”).

(c)                provide Seller (including its successors and assigns) with the services set forth on Exhibit C hereto (the “Support Services”), following the Closing. The Support Services shall be provided (i) as reasonably requested by Prelude, (ii) pursuant to a Support Services Agreement to be entered into by and between Buyer and Prelude at the Closing (the “Support Services Agreement”), (iii) at cost and (iv) until the aggregate value of the Support Services provided is equal to $1,000,000, after which the Support Services Agreement will terminate.

2.3              Closing. The Closing shall take place on the same Business Day as the closing of the Abbott Transaction, or at such other time and date as Seller and Buyer mutually agree in writing (the “Closing Date”), and shall be held at the offices of Seller located at 26051 Merit Circle, Suite 102, Laguna Hills, California 92653, or at such other place as Buyer and Seller mutually agree in writing; provided however, that Seller must give Buyer at least two (2) Business Day’s notice prior to the closing of the Abbott Transaction.

2.4              Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)                $2,000,000 in cash, by wire of immediately available funds to the account designated by Seller to Buyer;

(b)               evidence of irrevocable instructions from Buyer Parent to the transfer agent for the ordinary shares of Buyer Parent with respect to the issuance and delivery of one or more certificates representing the Buyer Parent Shares;

(c)                an executed copy of the Support Services Agreement;

(d)               an officer’s certificate of Buyer attesting to the matters set forth in Sections 6.3(a) and 6.3(b); and

(e)                such further instruments and documents as may be reasonably required to be delivered by Buyer or Buyer Parent pursuant to the terms of this Agreement or as may be reasonably requested by Seller prior to the Closing in connection with the Closing.

2.5              Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)                certificates for the Shares issued in the name of Buyer or duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(b)               resignations from each director and officer of MDI and the Company in their capacity as such;

(c)                an officer’s certificate of Seller attesting to the matters set forth in Sections 6.2(a) and 6.2(b);

(d)               a certificate in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code; and

(e)                such further instruments and documents as may be reasonably required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Buyer or Buyer Parent prior to the Closing in connection with the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the disclosure schedules delivered by Seller to Buyer contemporaneously with or prior to the execution and delivery of this Agreement (the “Disclosure Schedules”) or may be set forth in an update to the Disclosure Schedules delivered by Seller to Buyer at least one Business Day prior to the Closing Date (which updated Disclosure Schedules will be deemed to be the Disclosure Schedules with respect to the representations and warranties of Seller at the Closing Date):

3.1              Title to Shares. All of the Shares are owned of record and beneficially by Seller free and clear of all Encumbrances created by Seller, MDI, their Affiliates or Abbott or its Affiliates. There is no restriction affecting the ability of such Seller to transfer the legal and beneficial title and ownership of such Shares to the Buyer pursuant to the terms of this Agreement, and upon transfer of such Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to such Shares, free and clear of all Encumbrances created by Seller, MDI, their Affiliates, Abbott or its Affiliates. Other than Seller, no Person has any right to acquire or vote any Shares owned by Seller.

3.2              Organization; Authority; Non-Contravention; Proceedings. Each of Seller and MDI (collectively, the “Seller Parties”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the State of California. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to effect the transactions contemplated hereby, and the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Seller. This Agreement has been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Buyer and Buyer Parent (collectively, the “Buyer Parties”), this Agreement is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, does not (except as would not have a Material Adverse Effect): (i) result in a breach or violation of any provision of any Seller Party’s certificate of incorporation, bylaws or similar organizational documents, (ii) result in a breach of, or constitute a default under, or result in the creation of any Encumbrance on any of the assets or properties of MDI or the Company pursuant to, any Contract, or (iii) violate, in any respect, any Order from a Governmental Authority having jurisdiction over a Seller Party, the Shares or the CynoGen Shares. As of the date of this Agreement, to the Knowledge of Seller, there are no Proceedings pending or threatened against or affecting a Seller Party that, if adversely decided, would have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with any Person is required to be obtained by a Seller Party in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby by Seller.

3.3              Capitalization; Subsidiaries. The authorized capital of MDI consists, as of the date of this Agreement, of 1,000,000 shares of common stock, par value $0.001 (“Common Stock”), 1,000 of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and are owned of record and beneficially by Seller. MDI holds no Common Stock in its treasury. As of the date of this Agreement, MDI does not have any Subsidiaries, and as of the Closing Date, the Company will be the only Subsidiary of MDI.

3.4              Corporate Documents. The certificate of incorporation and bylaws of MDI are in the form made available to Buyer. MDI is not in breach of its certificate of incorporation or bylaws.

3.5              Lack of Operating History. MDI was formed on March 23, 2015 for the sole purpose of acquiring the CynoGen Shares. MDI has no operations, no employees, and no Indebtedness or other liabilities. At the Closing, the only asset of MDI will be the CynoGen Shares.

3.6              Taxes. MDI has timely paid all Taxes required to be paid by it through the date of this Agreement. MDI has complied in all material respects with all applicable laws relating to the collection and withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees) and is not liable in any material amount for any Taxes for failure to comply with such laws.

3.7              Contracts.

(a)                The only Contract to which MDI is a party as of the date of this Agreement is the Abbott Agreement.

(b)               The Abbott Agreement is a valid, binding and enforceable obligation of MDI and, to the best knowledge of Seller, Abbott, in each case except as the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.8              Title to CynoGen Shares. Following the closing of the Abbott Transaction, all of the CynoGen Shares will be owned of record and beneficially by MDI free and clear of all Encumbrances created by Seller, MDI or any of their respective Affiliates. Following the closing of the Abbott Transaction, other than MDI, no Person has any right to acquire or vote any CynoGen Shares owned by MDI.

3.9              Representations and Warranties of Abbott. Attached hereto as Exhibit D, are the representations and warranties made by Abbott in Article III of the Abbott Agreement. Seller has also provided to Buyer a true and correct copy of the disclosure schedules related to such representations and warranties. To the best knowledge of Seller, all such representations and warranties were true and correct as of the date of the Abbott Agreement, are true and correct as of the date hereof and will be true and correct as of the date of Closing.

3.10          Compliance with Laws. Seller and MDI are in material compliance with all applicable Laws. Seller and MDI have not received any written notice to the effect that they are in material violation or default of any applicable Laws.

3.11          Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Buyer or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or any of its Affiliates.

3.12          Accredited Investor; Investment; No Reliance.

(a)                At the time Seller was offered the Buyer Parent Shares, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)               Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Buyer Parent Shares. Seller confirms that Buyer Parent has made available to Seller the opportunity to ask questions of the officers and management of Buyer Parent and to acquire additional information about the Buyer Parent Shares and the business, assets, liabilities, revenues, costs, expenditures, cash flow, results of operations, financial condition, and prospects of Buyer Parent, and Seller has conducted, or has had an adequate opportunity to conduct, all necessary due diligence related to the Buyer Parent Shares and Buyer Parent, and all such other matters relating to or affecting any of the foregoing. Seller will acquire its interest in the Buyer Parent Shares not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Seller understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act, nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon Seller’s representations in this Agreement. Seller understands that no part of the interest in the Buyer Parent Shares which Buyer acquires may be resold unless such resale is registered under the Securities Act, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

(c)                Seller has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Buyer or Buyer Parent (or their Affiliates, officers, directors, employees, agents and Representatives, as applicable) that are not expressly set forth herein, whether or not any such representations, warranties or statements were made in writing or orally.

(d)               Seller acknowledges that neither Buyer, Buyer Parent nor any of their Affiliates makes, will make or has made any representation or warranty, express or implied, as to the prospects of Buyer Parent or its profitability to Seller, or with respect to any forecasts, projections or business plans made available to Seller in connection with Seller’s review of Buyer Parent.

3.13          Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF SELLER, MDI OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY), OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, MDI, THE COMPANY, THEIR RESPECTIVE AFFILIATES, THE SHARES OR THE COMPANY’S BUSINESS, ASSETS, LIABILITIES, REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS, WHETHER HISTORICAL, CURRENT OR FUTURE, OR ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES, AGENTS OR REPRESENTATIVES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

4.1              Organization; Authority; Non-Contravention; Approvals.

(a)                Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

(b)               Each Buyer Party has all requisite corporate power and authority to execute and deliver this Agreement and to effect the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action.

(c)                This Agreement has been duly executed and delivered by each Buyer Party and this Agreement is a valid and legally binding obligation of each Buyer Party, enforceable against such Buyer Party in accordance with its terms except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity)

(d)               The execution, delivery and performance of this Agreement by each Buyer Party, and the consummation of the transactions contemplated hereby, does not and will not: (i) result in a breach or violation of any provision of its charter, bylaws or similar organizational documents, (ii) violate or conflict with, in any material respects, or result in a material breach of or constitute an occurrence of material default under any provision of, any Contract to which such Buyer Party is a party or by which it is bound, or (iii) violate, in any material respect, any Order from a Governmental Authority having jurisdiction over such Buyer Party.

(e)                No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by a Buyer Party in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby by the Buyer Parties.

(f)                As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the Buyer Parties, threatened against or affecting the Buyer Parties that, if adversely decided, would have a material adverse effect on the Buyer Partiesor prevent the consummation of the transactions contemplated by this Agreement.

4.2              Investment; No Reliance.

(a)                Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers and management of Seller and the Company and to acquire additional information about the Shares and the business, assets, liabilities, revenues, costs, expenditures, cash flow, results of operations, financial condition, and prospects of the Company and MDI, and Buyer has conducted, or has had an adequate opportunity to conduct, all necessary due diligence related to the Shares, the Company and MDI, and all such other matters relating to or affecting any of the foregoing. Buyer will acquire its interest in MDI not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Buyer understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act, nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon Buyer’s representations in this Agreement. Buyer understands that no part of the interest in the Company which Buyer acquires may be resold unless such resale is registered under the Securities Act, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

(b)               Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates, officers, directors, employees, agents and Representatives, as applicable) that are not expressly set forth herein, whether or not any such representations, warranties or statements were made in writing or orally.

(c)                Buyer acknowledges that neither Seller nor any of its Affiliates makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or its profitability to Buyer, or with respect to any forecasts, projections or business plans made available to Buyer in connection with Buyer’s review of the Company.

(d)               UPON CLOSING, BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III, SELLER AND ITS AFFILIATES ARE SELLING AND CONVEYING THE SHARES ON AN “AS IS, WHERE IS” BASIS, WITHOUT RECOURSE, AND THAT (EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III), NONE OF SELLER, MDI OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY) OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, MDI AND THE COMPANY, THEIR RESPECTIVE AFFILIATES, THE SHARES OR MDI AND THE COMPANY’S BUSINESS, ASSETS, LIABILITIES, REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS, WHETHER HISTORICAL, CURRENT OR FUTURE, OR ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES, AGENTS OR REPRESENTATIVES.

4.3              Brokers. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Buyer or any of its Affiliates.

ARTICLE V
COVENANTS

5.1              Further Assurances. From time to time after the Closing and until the date that is six months after the Closing, each of the Parties shall (or, if appropriate, cause their respective Affiliates to) execute and deliver such further instruments and documents, and take such other action as may be necessary under applicable Law to make effective the transactions contemplated by this Agreement and to vest in Buyer all of Seller’s right, title and interest in, to, and under the Shares, without Encumbrance of any kind, subject to Section 6.2. If any Party (or any of its Affiliates) shall, following the Closing and until the date that is six months after the Closing, have in its possession any asset or right that under this Agreement should have been delivered to the other, such Party shall promptly deliver or cause to be delivered such asset or right to the other. Without limiting the foregoing, indefinitely following the Closing, (a) each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and shall permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority relating to the matters that are the subject of this Agreement, (b) neither Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting, (c) subject to the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing, and (d) subject to the Confidentiality Agreement, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that clauses (a) through (d) of this sentence shall not apply so as to give Buyer any rights with respect to matters related to the Taxes of any affiliated, consolidated, combined, unitary or aggregate group of which Seller was a member at any time on or prior to the Closing Date. Notwithstanding the foregoing, such right to participate (or to review proposed communications and information) shall not apply when information that the other Party reasonably deems to be competitively sensitive is being discussed or provided.

5.2              Tax Matters. Indefinitely, from and after the Closing:

(a)                All transfer, registration, stamp, value added, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with this Agreement shall be the responsibility of and be timely paid by Buyer. Seller and Buyer shall reasonably cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b)               Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the MDI that are filed for taxable periods ending after the Closing Date.

(c)                Buyer shall pay, indemnify and hold harmless Seller from and against any Taxes of Seller (or any affiliated, consolidated, combined, unitary or aggregate group of which Seller was a member at any time on or prior to the Closing Date) resulting from any actions outside of the ordinary course of business taken, or caused to be taken, by Buyer or any of its Affiliates (including MDI) following the Closing.

5.3              Public Announcements; Confidentiality. Buyer Parties and Seller will agree upon the form and substance of (i) a press release to be issued by Buyer Parent announcing the execution of this Agreement and the Closing of the transactions contemplated hereby, and (ii) a Report on Form 6-K to be filed by Buyer Parent with the Securities and Exchange Commission promptly following the Closing. Indefinitely following the Closing, Buyer Parties and Seller shall not issue any other press release, make any other public statement or schedule any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other Party, except (A) to the extent that such communication contains only information that has been previously publicly disclosed pursuant to an agreed press release or the disclosure of which has otherwise previously been consented to pursuant to this section, or (B) as may be required by applicable Law, Order or any listing agreement with or rule of any applicable securities exchange or association.

5.4              Access to Books and Records. Buyer and Seller agree that Seller may maintain copies of any books, records and files of MDI after the Closing to comply with this Section 5.4. From and after the Closing and until the date that is seven years after the Closing, Buyer shall give (and shall cause its Affiliates to give) Seller and its Representatives reasonable access during normal business hours to officers of MDI and any properties, books and records and information relating to MDI or the Company related solely to periods prior to the Closing Date (and shall, and shall cause its Affiliates to, allow Seller and its Representatives to make copies of such books, records and information) for any reasonable purpose, including as may be necessary for: (a) preparation of Tax Returns and financial statements, (b) management and handling of any Tax audits and Tax disputes, (c) complying with any audit request, subpoena or other investigative demand by any Governmental Authority or for any civil litigation, (d) any dispute arising hereunder or (e) to enable Seller to satisfy its obligations and/or enforce its rights under Section 2.3 (Working Capital Adjustment) of the Abbott Agreement. For a period of seven years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, plus any additional time during which Buyer has been notified in writing by Seller that: (x) there is an ongoing Tax audit with respect to periods prior to the Closing or (y) any such period is otherwise open to assessment by a Tax authority (provided that only such books and records and information reasonably related to the appropriate Tax audit or period as notified by Seller shall be subject to such time extension), Buyer shall maintain all books and records of MDI and shall not destroy or dispose of any of such books and records.

5.5              Notification of Certain Matters. Each Party agrees to give prompt notice to the other Party of (a) the occurrence, or failure to occur, of any event the occurrence or failure to occur of which would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, (b) any failure on its part to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect, and (c) the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely; provided that the delivery of any notice pursuant to this Section 5.7, does not limit or otherwise affect the remedies available hereunder to the Parties.

5.6              License Agreement between Buyer and Prelude. Buyer and Prelude will negotiate in good faith a distribution agreement relating to the Prelude DCIS assay. Should the parties fail to finalize and execute such an agreement within 30 days after the Closing, then the parties will execute an agreement with substantially identical economics and for the same term as reflected in the Non-Exclusive License Agreement between Prelude and the Company, which agreement was terminated immediately following the closing of the Abbott Transaction.

5.7              Working Capital Adjustment. Within 75 Business Days of the Closing Date, Buyer will provide to Seller all necessary information relating to, and use commercially reasonable efforts to assist Seller in, the preparation of the Working Capital Statement as defined in Section 2.3 of the Abbott Agreement. Buyer will use commercially reasonable efforts to assist Seller in finalizing the Working Capital Statement and in fulfilling its obligations under Section 2.3 of the Abbott Agreement.

5.8              Collection of Accounts Receivable. Seller agrees that it shall forward promptly to Buyer any monies, checks or instruments received by Seller after the Closing with respect to the accounts receivable of the Company. Seller hereby authorizes Buyer to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Buyer and which relate to accounts receivable purchased by Buyer from Seller.

5.9              Provision of Information Related to the Company. Following the signing of the Agreement, Seller shall provide the Buyer Parties with all information, diligence materials and other information relating to the Company that has been provided to Seller by Abbott.

ARTICLE VI
CLOSING CONDITIONS

6.1              Conditions to All Parties’ Obligations. The respective obligations of each Party hereunder are subject to the satisfaction or waiver by each Party (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)                No Proceedings will have been instituted or threatened to restrain, prohibit or delay any of the transactions contemplated by this Agreement.

(b)               No Law or Order of any kind will have been enacted, entered, promulgated or enforced by any Governmental Authority that would prohibit or delay the consummation of the transactions contemplated by this Agreement or have the effect of making them illegal and no Proceeding seeking to impose such an Order is pending

(c)                The Abbott Transaction shall have closed and MDI shall have acquired the CynoGen Shares.

6.2              Conditions to Buyer Parties’s Obligations. The obligations of the Buyer Parties are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions. The benefits of these conditions are for the Buyer Parties only and may be waived in writing by Buyer at any time in its sole discretion.

(a)                The representations and warranties made by Seller in this Agreement, as qualified by the Disclosure Schedules (or any update thereto delivered by Seller pursuant to Article III) shall have been accurate in all respects as of the Closing Date as if made on the Closing Date (except for such representations or warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute a Material Adverse Effect, and Buyer will have received a certificate attesting thereto duly executed by Seller.

(b)               Seller will have performed, satisfied and complied with all covenants and agreements required by this Agreement in all material respects and Buyer will have received a certificate attesting thereto executed by an officer of Seller.

(c)                Seller shall have obtained the consent of each of Institut Curie, Centre national de la Recherche Scientifique and Assistance Publique – Hôpitaux de Paris to the sublicense granted to the Company pursuant to that certain Sublicense Agreement, to be dated as of the Closing Date, between Seller and the Company (the “Sublicense Agreement”).

(d)               The closing deliveries set forth in Section 2.6 will have been delivered to Buyer.

(e)                There shall be no information provided by Seller to the Buyer Parties in accordance with Section 5.9 or contained in any update to the Disclosure Schedules delivered by Seller pursuant to Article III, that is, in the reasonable judgment of the Buyer Parties, so material and adverse to the business, results of operations, financial condition, prospects and assets of the Company as to make it impracticable or inadvisable to proceed with the transactions contemplated by this Agreement.

6.3              Conditions to Seller’s Obligations. The obligations of Seller are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions. The benefits of these conditions are for the benefit of Seller only and may be waived by Seller in writing at any time in its sole discretion.

(a)                The representations and warranties made by Buyer in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for such representations or warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), and Seller will have received a certificate attesting thereto duly executed by an officer of Buyer.

(b)               Buyer will have performed, satisfied and complied with all covenants and agreements required by this Agreement in all material respects and Seller will have received a certificate attesting thereto duly executed by an officer of Buyer.

(c)                MDI shall have distributed to Seller all of its cash and cash equivalents and its securities and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation.

(d)               Seller shall have assumed the Indebtedness of MDI.

(e)                All intercompany payables and receivables as between MDI, on the one hand, and Seller or any Affiliate of Seller, on the other hand, shall have been settled or terminated.

(f)                The Retained Assets shall have transferred to the Seller or an Affiliate of Seller by CynoGen.

(g)               The Non-Exclusive License Agreement between Prelude and the Company shall have been terminated.

(h)               The closing deliveries set forth in Section 2.5 will have been delivered to Seller.

ARTICLE VII
TERMINATION

7.1              Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a)                by mutual written consent of Buyer Parties, on the one hand, and Seller, on the other hand;

(b)               by written notice of Buyer Parties or Seller to the other Party, if a Governmental Authority issues a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)                by written notice of Buyer Parties or Seller, as the case may be, to the other Party, if the other Party has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained herein, which breach or failure to perform is not cured within ten Business Days after the Party seeking to terminate has notified the other Party of its intention to terminate this Agreement pursuant to this clause, or if any condition that must be met by the other becomes impossible to fulfill;

(d)               by written notice of Buyer Parties to Seller, if there has been an event, change, occurrence or circumstance since the date of this Agreement that has had or could reasonably be expected to have a Material Adverse Effect;

(e)                by written notice of Buyer Parties to Seller, if Buyer Parties have determined in accordance with Section 6.2(e) that it is impracticable or inadvisable to proceed with the transactions contemplated by this Agreement;

(f)                by written notice of Buyer or Seller to the other Party, at any time after three (3) Business Days following the closing of the Abbott Transaction or if the Abbott Transaction has not closed on or before May 8, 2015; or

(g)               automatically if the Abbott Agreement is terminated prior to the closing of the Abbott Transaction

7.2              Effect of Termination. Each Party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, written notice thereof must be given by the terminating Party to the other Party specifying the provision of Section 7.1 pursuant to which such termination is made, and this Agreement will terminate and become void and of no further force and effect and there will be no further liability or obligation on the part of any Party hereto, except that the provisions of Section 7.1, this Section 7.2, and Article IX will survive any termination of this Agreement. Nothing in this Section 7.2 will relieve any Party of liability for any breach of this Agreement.

ARTICLE VIII
SURVIVAL

8.1              Survival of Representations and Warranties. None of the representations and warranties of Seller or of Buyer made in this Agreement shall survive the Closing Date, and all such representations and warranties shall be extinguished by operation of the Closing. Unless otherwise specified, all covenants in this Agreement shall survive the Closing until the later of six months after the Closing Date or the date by which such covenant is to be performed.

ARTICLE IX
MISCELLANEOUS

9.1              Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, facsimile, nationally recognized private courier, or United States mail. Notices delivered by mail shall be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand or via facsimile, or by nationally recognized private carrier shall be deemed given on the first Business Day following receipt. All notices shall be addressed as follows:

if to Seller:

Prelude Corporation
26051 Merit Circle, Suite 102
Laguna Hills, CA 92653
Attention: Chief Executive Officer
Facsimile: (949) 348-1866

with a copy (which will not constitute notice) to:

Reed Smith
1901 Avenue of the Stars, Seventh Floor
Los Angeles, CA 90067
Attention: Michael Sanders
Facsimile: (310) 734-5299

if to Buyer:

Rosetta Genomics Inc.
3 Independence Way

Princeton, N.J. 08540

Attention: President

Fax: 1.609.419.9009

with a copy (which will not constitute notice) to:

Mintz Levin and Co.

One Financial Center, Boston, MA 02111

Attention: Brian Keane

with a copy (which will not constitute notice) to:

Rosetta Genomics Inc.
3 Independence Way

Princeton, N.J. 08540

Attention: Chief Legal Officer

Fax: 1.609.419.9009

If to Buyer Parent:

Rosetta Genomics Ltd.
10 Plaut St.,

Rehovot, 7670609,

Israel

Attention: Legal Department

Fax: 972.73.222.0701

with a copy (which will not constitute notice) to:

Mintz Levin and Co.

One Financial Center, Boston, MA 02111

Attention: Brian Keane

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.1.

9.2              Expenses. Except as otherwise provided herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys’, accountants’ and other professional fees and expenses.

9.3              Entire Agreement; Amendment; Waiver. This Agreement and the other documents and instruments referred to herein and therein and all Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may be supplemented, modified or amended only by written agreement executed by each Party hereto. No supplement, modification or other amendment or waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other Party in writing by the Party making such waiver.

9.4              No Other Compensation. Each Party hereby agrees and acknowledges that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise to be paid, granted or delivered to or by Seller or its Affiliates or to or by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

9.5              No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

9.6              Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a file in Adobe Portable Document Format or other format based on common standards, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9.7              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court or other Governmental Authority making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such court or other Governmental Authority does not exercise the power granted to it in the prior sentence, the Parties will use commercially reasonable efforts to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.8              Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (including the applicable statute of limitations thereunder), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.9              Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.10          Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties will be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

9.11          Dispute Resolution. The Parties agree that any dispute (other than as set forth in Section 2.3(c)) arising under this Agreement shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in Schedule 9.11.

9.12          Legal Representation. Buyer agrees that, as to all communications between all counsel for Seller, the Company, MDI and each of their Affiliates (including without limitation, Reed Smith LLP), and Seller and/or any of its respective Affiliates (including, prior to the Closing, the Company) that relate in any way to this Agreement or any agreement or matter contemplated hereby (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer, MDI or the Company (after the Closing) or any of their respective Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing none of MDI, the Company, its Affiliates or any Person purporting to act on behalf of or through MDI, the Company or its Affiliates will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. Buyer, MDI, and the Company (after the Closing), and each of their respective Affiliates, successors or assigns further agree that no such Party may use or rely on any of the Privileged Communications in any action against or involving Seller or any of its Affiliates after the Closing. The Privileged Communications may be used by Seller and/or any of its Affiliates in connection with any dispute that relates to this Agreement or any agreement or matter contemplated hereby. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their respective Affiliates, on the one hand and a third party (other than a Party to this Agreement or any of their respective Affiliates), on the other hand, after the Closing, MDI, the Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided that none of MDI, the Company or its Affiliates may waive such privilege without the prior written consent of Seller.

9.13          Assignability. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent will be null and void, except that each party may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one or more of its Affiliates without the consent of the other party, provided that the assigning party remains fully liable for all of its obligations hereunder notwithstanding any such assignment and causes any such entity to observe and perform in all respects its obligations hereunder.

9.14          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15          Disclosure Schedules. The Disclosure Schedules have been arranged into separate Schedules corresponding to the Sections and Subsections of this Agreement setting forth certain exceptions to the representations and warranties contained in Article III and certain other information called for by this Agreement. Any such disclosure shall be deemed to be a disclosure against each of the other sections and subsections of Article III to the extent the applicability of such disclosure to such other sections and subsections is readily apparent on the face of such disclosure. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material (nor will it establish a standard of materiality for any purpose whatsoever). The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, each Party has caused this Stock Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

SELLER:

PRELUDE CORPORATION

By:	/s/ Olav Bergheim
Name:	Olav Bergheim
Title:	CEO

BUYER

ROSETTA GENOMICS INC.

By:	/s/ Kenneth A. Berlin
Name:	Kenneth A. Berlin
Title:	President

BUYER PARENT

ROSETTA GENOMICS LTD.

By:	/s/ Kenneth A. Berlin
Name:	Kenneth A. Berlin
Title:	President and CEO

List of Exhibits

Exhibit A             Definitions

EXHIBIT A

DEFINITIONS

“ADR” has the meaning set forth in Section 9.11.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or a statutory or civic holiday in the State of Illinois.

“Buyer” has the meaning set forth in the Preamble.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.3.

“Company” has the meaning set forth in the Recitals.

“Contracts” means all legally binding contracts, agreements, leases, subleases, licenses, supply contracts, notes and other instruments, commitments, obligations, arrangements or understandings.

“Disclosure Schedules” has the meaning set forth in Article III.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Encumbrances” means any claim, mortgage, pledge, security interest, attachment, encumbrance, lien, charge, lease or restriction on transfer (such as a right of first refusal but excluding restrictions arising under securities Laws), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, and any other restriction or charge of any kind (including any restriction on voting, transfer, receipt of income and any agreement to grant any of the foregoing), in each case other than any license of Intellectual Property.

“Governmental Authority” means any international, supranational, national, provincial, federal, or state government, any court, tribunal or judicial body, any federal or state administrative or regulatory agency or commission, and any instrumentality of the foregoing.

Ex. A-1

“Indebtedness” of any Person means: either (i) any liability of any Person (A) for borrowed money (including the current portion thereof), (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (C) for the payment of money relating to leases that are required to be classified as a capital lease obligation in accordance with GAAP, (D) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments, or (E) under interest rate swap, hedging or similar agreements, (ii) any liability of others described in the preceding clause (i) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.

“Intellectual Property” means (i) patents and patent applications, (ii) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (iii) copyrights, including copyrights in computer software, (iv) confidential and proprietary information, including trade secrets and know-how, and (v) registrations and applications for registration of the foregoing.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, or local law, including a Order or act, statute, ordinance, regulation, rule, extension order or code promulgated by a Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change (“Effect”) that, individually or together with all other Effects, is materially adverse to the business, results of operations, financial condition and assets of the Company, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any Effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Company operates, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, (viii) any natural or man-made disaster or acts of God, or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Order” means any ruling, order, judgment, injunction or decree, issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Parties” has the meaning set forth in the Preamble.

“Permit” means any license, franchise or permit issued by any Governmental Authority required by applicable Law in connection with the operation of the Company’s business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

Ex. A-2

“Privileged Communications” has the meaning set forth in Section 9.12.

“Proceeding” means any criminal, judicial, administrative or arbitral action, proceeding or suit, whether civil, criminal, administrative or judicial commenced, brought, conducted or heard before any Governmental Authority.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

“Seller” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (ii) at least a majority of the outstanding equity interests of such entity.

“Tax” and “Taxes” means (a) any net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge whatsoever, together with any interest or any penalty, addition to tax or additional amount, in each case imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax or other amount, and (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Return” means any return, statement, report or form (including information returns and reports) filed or required to be filed with respect to Taxes, including any schedules or other attachments thereto and any amendment thereof, and including TD F 90-22.1 or any successor form (relating to the reporting of foreign bank or financial accounts).

Ex. A-3